Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, November 7, 2019

Titan International, Inc. Reports Third Quarter 2019 Results

Quarter Highlights

•	Net sales were $345.9 million, a $38.8 million YOY decrease, net sales would have been $351.6 million on a constant currency basis

•	SGARD expenses were $37.3 million (10.8% of net sales)

•	Loss from operations was $12.6 million

•	Net loss applicable to common shareholders was $19.6 million and EPS was $(0.33), with adjusted EPS of $(0.28)

•	Adjusted EBITDA was $8.5 million

QUINCY, ILLINOIS, November 7, 2019 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the third quarter ended September 30, 2019.

Net sales for the third quarter of 2019 were $345.9 million, compared to net sales of $384.7 million for the third quarter of 2018, representing a $38.8 million, or 10.1 percent, decrease. On a constant currency basis, net sales would have been $351.6 million. Net loss applicable to common shareholders for the third quarter of 2019 was $19.6 million, equal to $(0.33) per basic and diluted share, compared to loss of $1.8 million, equal to $(0.03) per basic and diluted share, in the third quarter of 2018. The third quarter 2019 adjusted net loss attributable to Titan was $16.9 million, equal to $(0.28) per basic and diluted share, compared to income of $2.3 million, equal to $0.04 per basic and diluted share, in the comparable prior year period.

Net sales for the first nine months of 2019 were $1,146.9 million, compared to net sales of $1,239.0 million for the first nine months of 2018, representing a $92.1 million decrease. On a constant currency basis, net sales would have been $1,194.4 million. Net loss applicable to common shareholders for the first nine months of 2019 was $25.5 million, equal to $(0.43) per basic and diluted share, compared to income of $17.3 million, equal to $0.29 per basic and diluted share, in the first nine months of 2018. The first nine months adjusted net loss attributable to Titan was $21.3 million, equal to $(0.36) per basic and diluted share, compared to income of $28.4 million, equal to $0.47 per basic and diluted share, in the comparable prior year period.

“Our third quarter results reflect the continued softening in our business across all regions and segments with net sales declining approximately ten percent,” commented Paul Reitz, President and Chief Executive Officer. “Conditions in North America Ag have not improved from the difficult planting season and uncertainty abounds from a global economic perspective. These factors have added to weakening demand beyond North American Ag and into the global construction

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market, which led to OEMs producing below retail demand levels during the quarter, which had a significant effect on our performance. Despite ongoing actions to react to these continually evolving conditions, our demand visibility remains extremely limited. In addition, we continued to experience underperformance in our North American Wheel operation from reductions of inventory at higher than current prevailing prices of steel, which compressed gross profit by approximately $7 million during the quarter. Over 10 years ago, we experienced similar issues in the North America Wheel steel procurement process that cost the Company millions of dollars in excess costs.  Corrective actions were put in place with the belief that the situation was rectified, but a similar problem arose again in 2019.  We are taking strong actions to drive necessary changes in the North America wheel procurement and operations management personnel and the related processes to ensure these types of anomalies are completely eliminated going forward.

“Cost reductions to align our production and workforce to current demand levels have been ongoing and will continue based upon our expectations of market conditions in the near term. We have already reduced our headcount by more than five percent this year and have developed plans to reduce headcount further by another three to five percent in coming months. These actions have reduced our operational cost structure by approximately $10 million on an annualized basis. Also, we've significantly reduced working hours in many locations by taking additional days or even weeks out of our production schedules. Titan has been through many business cycles and our management team is experienced at taking quick actions in difficult situations to adjust to these declining market trends. In addition to these actions, we are realigning our business in Australia and have reduced inventory by $12 million since March and closed three locations. The 80/20 initiatives within North American tire have refocused our operations on 'A' products resulting in reduced inventory of $16 million this year and are expected to reduce operational costs by $3 million to $5 million next year. We are expanding our tire export opportunities into Europe and elsewhere and we expect to drive $12 million to $15 million of incremental revenue next year. All of these actions should produce improved profitability moving forward.

“As part of the plan we have outlined in previous quarters, we were able to make meaningful improvements in reducing our working capital and increasing our cash balance. This reflects the efforts taken across each of our business units and is expected to continue moving forward. These reductions are expected to continue into the future as a result of our ongoing efforts and are not simply from the reduced business level. Subsequent to the end of the quarter, we closed on a $19 million asset sale relating to a portion of our investment in Wheels India and the proceeds were used fully to reduce debt. Our goal is to repay all borrowings under the U.S. credit facility by early 2020. We believe this is achievable with planned reductions in our working capital and additional non-core asset sales, which we have previously discussed as being within the range of $30 million to $50 million.

“Reflecting near-term demand levels, we now anticipate fourth quarter sales to be at a similar level to third quarter at $335 million to $350 million. Our margins should improve somewhat with recent cost reduction actions and right-sized inventory levels. We anticipate adjusted EBITDA for the fourth quarter to be in the $15 million to $20 million range, which would bring full year adjusted EBITDA to $56 million to $61 million. We are in the midst of our planning time frame for 2020 and we will address our expectations for next year in the coming months.”

Results of Operations

Net sales for the third quarter ended September 30, 2019, were $345.9 million, compared to $384.7 million in the comparable quarter of 2018, a decrease of 10.1 percent driven by sales decreases in all segments. Overall net sales volume was down 6.9 percent from the comparable prior year quarter, due primarily to ongoing challenges in North America's agriculture economy, and a slowing of global construction market conditions, particularly in Asia and Australia. Global trade issues are the primary factor for the market challenges that are currently being encountered. Unfavorable changes in price/mix and currency translation each negatively impacted net sales by 1.6 percent, primarily reflecting pricing adjustments for lower raw material costs.

Net sales for the nine months ended September 30, 2019, were $1,146.9 million, compared to $1,239.0 million in the comparable nine-month period of 2018, a decrease of 7.4 percent driven by sales decreases in all segments. Overall net sales volume was down 4.8 percent from the comparable prior year period, due primarily to the aforementioned macroeconomic factors. The Company has faced specific market challenges in Russia, along with agriculture economic

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softness in North America and Europe as well as a tightening of the construction market in our undercarriage business. Unfavorable currency translation further decreased net sales by 3.8 percent, which was partially offset with a favorable price/mix of 1.2 percent on net sales.

Gross profit for the third quarter ended September 30, 2019, was $27.1 million, compared to $43.7 million in the comparable prior year period. Gross margin was 7.8 percent of net sales for the quarter, compared to 11.4 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions and the significant impact on production efficiencies, along with unfavorable currency impact especially in Europe and Latin America. In addition, we continued to experience underperformance in our North American Wheel operations from reductions of steel inventory at higher than current prices, which had a negative impact on gross profit by approximately $7 million during the quarter.

Gross profit for the nine months ended September 30, 2019, was $110.7 million, compared to $161.6 million in the comparable prior year period. Gross margin was 9.6 percent of net sales for the first nine months of 2019 compared to 13.0 percent of net sales in the comparable prior year period. The decrease in gross profit was primarily due to a decrease in sales in all segments, which resulted from lower volume and unfavorable currency impact, particularly in Europe and Latin America, caused by the same factors described for the third quarter results. In addition, we experienced underperformance in our North American Wheel operations from reductions of steel inventory at higher than current prices, which had a negative impact on gross profit by approximately $15 million during the period.

Selling, general, administrative, research and development (SGARD) expenses for the third quarter of 2019 were $37.3 million, compared to $36.3 million for the comparable prior year period. As a percentage of net sales, SGARD was 10.8 percent, compared to 9.4 percent for the comparable prior year period. The increase in SG&A was driven primarily by costs related to preparation for the Company's proposed ITM undercarriage business public listing of $2.3 million, which has been postponed. SGARD expenses for the first nine months of 2019 were $114.1 million, compared to $110.5 million for the comparable prior year period. As a percentage of net sales, SGARD expenses were 9.9 percent, compared to 8.9 percent for the comparable prior year period. The increase was due to costs related to the postponed ITM public listing process and certain investments in information technology in North America.

Loss from operations for the third quarter of 2019 was $12.6 million, or 3.6 percent of net sales, compared to income of $4.8 million, or 1.3 percent of net sales, for the third quarter of 2018.  Loss from operations for the first nine months of 2019 was $10.9 million, or 1.0 percent of net sales, compared to income of $43.2 million, or 3.5 percent of net sales, for the first nine months of 2018. The decrease in income from operations for each of these periods was primarily driven by lower net sales and the net result of the items previously discussed.

The third quarter 2019 net loss applicable to common shareholders was $19.6 million, equal to $(0.33) per basic and diluted share, compared to loss of $1.8 million, equal to $(0.03) per basic and diluted share, in the comparable prior year period. Net loss applicable to common shareholders for the nine months ended September 30, 2019, was $25.5 million, equal to $(0.43) per basic and diluted share, compared to income of $17.3 million, equal to $0.29 per basic and diluted share, in the comparable prior year period.

The third quarter 2019 adjusted net loss attributable to Titan was $16.9 million, equal to $(0.28) per basic and diluted share, compared to income of $2.3 million, equal to $0.04 per basic and diluted share, in the comparable prior year period. The first nine months adjusted net loss attributable to Titan was $21.3 million, equal to $(0.36) per basic and diluted share, compared to income of $28.4 million, equal to $0.47 per basic and diluted share, in the comparable prior year period. The Company utilizes adjusted net income (loss) attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

EBITDA was $3.9 million for the third quarter of 2019, compared to $26.3 million in the comparable prior year period. Adjusted EBITDA was $8.5 million for the third quarter of 2019, compared to $25.5 million in the comparable prior year period.

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EBITDA was $41.0 million for the first nine months of 2019, compared to $97.0 million in the comparable prior year period. Adjusted EBITDA was $41.0 million for the first nine months of 2019, compared to $104.2 million in the comparable prior year period.

The Company utilizes EBITDA and adjusted EBITDA, non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$156,625	$163,367	$512,639	$544,404
Gross profit	10,426	19,921	46,798	77,153
(Loss) income from operations	(1,230)	11,539	17,062	51,862

During the quarter, lower sales volume contributed 0.6 percent of the decrease in agricultural net sales, while unfavorable currency translation, primarily in Latin America and Europe, decreased net sales by 1.1 percent. Unfavorable price/mix further decreased net sales by 2.4 percent, primarily reflecting price adjustments related to lower raw material costs. Lower sales volumes were primarily caused by challenging market conditions and economic softness in most geographies as well as ongoing global trade issues, which continue to cause significant uncertainty for customers.

During the quarter, we continued to experience underperformance in our North American Wheel operations from reductions of steel inventory at higher than current prices, which compressed gross profit by approximately $6 million during the quarter. In addition, unfavorable foreign currency translation and the impact of lower sales volume, especially in Russia and Europe, contributed to the decrease in gross profit.

During the nine months ended September 30, 2019, lower sales volumes contributed 3.3 percent of this decrease while unfavorable currency translation in all international locations further decreased net sales by 3.6 percent. Favorable price/mix partially offset these decreases with a 1.1 percent positive impact on net sales. Lower sales volumes were primarily a result of the difficult market conditions due to global trade issues, a volatile agriculture economy and adverse weather conditions in North America during the majority of the first nine months of 2019. Lower sales volume, unfavorable foreign currency translation and production inefficiencies drove the overall decrease in gross profit. In addition, we experienced underperformance in our North American Wheel operations from reductions of steel inventory at higher than current prices, which compressed gross profit by approximately $12 million during the period.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$155,659	$180,362	$517,186	$568,057
Gross profit	12,935	17,819	50,806	64,541
(Loss) income from operations	(2,938)	6,056	8,293	27,584

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During the quarter, the decrease in earthmoving/construction net sales was driven by decreased volume, which negatively impacted net sales by 9.3 percent. This decrease was primarily due to a tightening within the construction market in our undercarriage business, in all geographies, with the exception of Latin America. Unfavorable currency translation across most non-US geographies and an unfavorable price mix decreased net sales by 2.1 percent and 2.3 percent, respectively. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies, and from unfavorable foreign currency translation. In addition, the Company has shifted its focus in the market, and as a result, has been liquidating certain tire inventories, which have been sold at lower than traditional margins.

The decrease in earthmoving/construction net sales for the nine months ended September 30, 2019 was driven by decreased volume, which negatively impacted net sales by 5.4 percent. This decrease was primarily caused by a tightening within the construction market in our undercarriage business and the Company's shift in market focus in Australia, described earlier. Unfavorable currency translation across all non-US geographies decreased net sales by 3.9 percent, which was partially offset by a favorable price/mix of 0.3 percent. The decrease in gross profit was primarily due to lower sales volume and unfavorable foreign currency translation during the period.

Consumer Segment

(Amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$33,621	$40,990	$117,051	$126,544
Gross profit	3,739	5,964	13,068	19,883
(Loss) income from operations	(229)	3,225	3,120	10,822

During the quarter, the decrease in consumer sales was driven by lower sales volume, especially in Latin America and Australia, which negatively impacted net sales by 21.3 percent and unfavorable currency translation, which decreased net sales by 1.0 percent. Favorable price/mix positively contributed 4.3 percent to net sales, partially offsetting the aforementioned variables. Gross profit from the consumer segment for the quarter decreased compared to the comparable prior year quarter, due primarily to lower sales volume, especially in Latin America and Russia, in the light and utility truck markets.

The decrease in consumer segment net sales for the nine months ended September 30, 2019, was primarily due to lower sales volume in Latin America and Russia and unfavorable currency translation in Latin America, Russia and Europe, which negatively impacted net sales by 8.9 percent and 4.5 percent, respectively. Favorable price/mix partially offset the aforementioned variables and contributed 5.9 percent to net sales.

Financial Condition

The Company ended the third quarter of 2019 with total cash and cash equivalents of $78.6 million, compared to $81.7 million at December 31, 2018. Long-term debt at September 30, 2019, was $464.8 million, compared to $409.6 million at December 31, 2018. Short-term debt was $64.2 million at September 30, 2019, compared to $51.9 million at December 31, 2018. Net debt (total debt less cash and cash equivalents) was $450.5 million at September 30, 2019, compared to $379.8 million at December 31, 2018.

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Net cash provided by operating activities for the quarter ended September 30, 2019, was $31.2 million, compared to net cash used for operations of $32.7 million for the comparable prior year period. Capital expenditures were $26.3 million for the first nine months of 2019, compared to $26.5 million for the comparable prior year period.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Thursday, November 7, 2019, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

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About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales	$345,905	$384,719	$1,146,876	$1,239,005
Cost of sales	318,805	341,015	1,036,204	1,077,428
Gross profit	27,100	43,704	110,672	161,577
Selling, general and administrative expenses	34,954	33,709	106,605	102,308
Research and development expenses	2,309	2,591	7,470	8,222
Royalty expense	2,453	2,581	7,507	7,878
(Loss) income from operations	(12,616)	4,823	(10,910)	43,169
Interest expense	(8,357)	(7,596)	(24,585)	(22,786)
Foreign exchange (loss) gain	(2,266)	855	2,218	(7,187)
Other income	5,259	7,437	8,324	17,664
(Loss) income before income taxes	(17,980)	5,519	(24,953)	30,860
Provision for income taxes	2,064	2,841	761	3,738
Net (loss) income	(20,044)	2,678	(25,714)	27,122
Net (loss) income attributable to noncontrolling interests	(900)	383	(2,124)	(1,256)
Net (loss) income attributable to Titan	(19,144)	2,295	(23,590)	28,378
Redemption value adjustment	(491)	(4,045)	(1,928)	(11,066)
Net (loss) income applicable to common shareholders	$(19,635)	$(1,750)	$(25,518)	$17,312

Earnings per common share:
Basic	$(0.33)	$(0.03)	$(0.43)	$0.29
Diluted	$(0.33)	$(0.03)	$(0.43)	$0.29
Average common shares and equivalents outstanding:
Basic	60,161	59,897	60,037	59,787
Diluted	60,161	59,897	60,037	59,893

Dividends declared per common share:	$0.005	$0.005	$0.015	$0.015

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2019	December 31, 2018

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$78,603	$81,685
Accounts receivable, net	221,228	241,832
Inventories	351,871	395,735
Prepaid and other current assets	80,692	60,229
Total current assets	732,394	779,481
Property, plant and equipment, net	366,121	384,872
Operating lease assets	23,497	—
Deferred income taxes	1,657	2,874
Other assets	65,933	84,029
Total assets	$1,189,602	$1,251,256

Liabilities
Current liabilities
Short-term debt	$64,228	$51,885
Accounts payable	182,337	212,129
Other current liabilities	119,383	111,054
Total current liabilities	365,948	375,068
Long-term debt	464,827	409,572
Deferred income taxes	7,435	9,416
Other long-term liabilities	78,216	67,290
Total liabilities	916,426	861,346

Redeemable noncontrolling interest	25,000	119,813

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued at September 30, 2019, and December 31, 2018)	—	—
Additional paid-in capital	533,538	519,498
Retained deficit	(49,197)	(29,048)
Treasury stock (at cost, 548,881 and 798,383 shares, respectively)	(6,490)	(7,831)
Accumulated other comprehensive loss	(233,620)	(203,571)
Total Titan shareholders’ equity	244,231	279,048
Noncontrolling interests	3,945	(8,951)
Total equity	248,176	270,097
Total liabilities and equity	$1,189,602	$1,251,256

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Nine months ended
	September 30,
Cash flows from operating activities:	2019	2018
Net (loss) income	$(25,714)	$27,122
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	41,347	43,395
Deferred income tax provision	(738)	(863)
Gain on investment sale	(4,695)	—
Stock-based compensation	959	847
Issuance of treasury stock under 401(k) plan	767	421
Foreign currency translation (gain) loss	(2,327)	3,667
(Increase) decrease in assets:
Accounts receivable	16,124	(52,818)
Inventories	36,920	(62,560)
Prepaid and other current assets	(3,073)	2,299
Other assets	(1,110)	(6,021)
Increase (decrease) in liabilities:
Accounts payable	(24,998)	25,213
Other current liabilities	3,634	(5,072)
Other liabilities	(5,884)	(8,336)
Net cash provided by (used for) operating activities	31,212	(32,706)
Cash flows from investing activities:
Capital expenditures	(26,254)	(26,498)
Payments related to redeemable noncontrolling interest	(71,722)	—
Other	1,354	1,484
Net cash used for investing activities	(96,622)	(25,014)
Cash flows from financing activities:
Proceeds from borrowings	124,153	48,108
Payment on debt	(59,296)	(30,139)
Dividends paid	(901)	(900)
Net cash provided by financing activities	63,956	17,069
Effect of exchange rate changes on cash	(1,628)	(6,120)
Net decrease in cash and cash equivalents	(3,082)	(46,771)
Cash and cash equivalents, beginning of period	81,685	143,570
Cash and cash equivalents, end of period	$78,603	$96,799

Supplemental information:
Interest paid	$18,060	$16,814
Income taxes paid, net of refunds received	$6,120	$7,379

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net (loss) income attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net (loss) income attributable to Titan, EBITDA, and adjusted EBITDA, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net (loss) income attributable to Titan, EBITDA, and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net (loss) income attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and nine-month periods ended September 30, 2019 and 2018.

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Net (loss) income applicable to common shareholders	$(19,635)	$(1,750)	$(25,518)	$17,312
Adjustments:
Remove redemption value adjustment	(491)	(4,045)	(1,928)	(11,066)

Adjustment:
Costs relating to potential ITM public listing	2,273	—	2,273	—
Adjusted net (loss) income attributable to Titan	$(16,871)	$2,295	$(21,317)	$28,378

Adjusted earnings per share - Basic	$(0.28)	$0.04	$(0.36)	$0.47
Average shares outstanding - Basic	60,161	59,897	60,037	59,787

Adjusted earnings per share - Diluted	$(0.28)	$0.04	$(0.36)	$0.47
Average shares outstanding - Diluted	60,161	59,897	60,037	59,893

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The table below provides a reconciliation of net (loss) income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and nine-month periods ended September 30, 2019 and 2018.

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Net (loss) income	$(20,044)	$2,678	$(25,714)	$27,122
Adjustments:
(Benefit) provision for income taxes	2,064	2,841	761	3,738
Interest expense	8,357	7,596	24,585	22,786
Depreciation and amortization	13,538	13,220	41,347	43,395
EBITDA	$3,915	$26,335	$40,979	$97,041
Adjustments:
Costs relating to potential ITM public listing	2,273	—	2,273	—
Foreign exchange (gain) loss	2,266	(855)	(2,218)	7,187
Adjusted EBITDA	$8,454	$25,480	$41,034	$104,228

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